Exhibit 99.1 (a)

Contact: Betty Feezor	For Immediate Release
404-728-2363

NDCHealth ANNOUNCES RESULTS FOR
THIRD QUARTER FISCAL 2003

ATLANTA, March 19, 2003 — NDCHealth Corporation (NYSE: NDC) announced today financial results for its third quarter of fiscal 2003 ended February 28, 2003. Revenue increased 22% to $109.0 million from $89.3 million in the third quarter of the prior year. The Company reported a net loss for the third quarter of ($3.7) million and diluted loss per share of ($0.11). Excluding charges for early extinguishment of debt, loss on the Company’s investments including MedUnite, Inc., and other charges related to MedUnite incurred in the third quarter, net income was $11.5 million and diluted earnings per share was $0.33. These results compare to net income of $11.2 million and diluted earnings per share of $0.31 in the third quarter of fiscal 2002. EBITDA(1) for the third quarter increased 33% to $34.6 million from $26.0 million for the comparable prior year period.

The Company incurred non-cash charges of $14.9 million in the third quarter for loss on its investments, which included a write down of the net carrying value of MedUnite of $11.6 million and provisions for other liabilities totaling $3.3 million. Restructuring, impairment and other charges of $2.3 million from the write down of receivables related to MedUnite were also recorded in the third quarter. These charges totaled approximately $17.2 million on a pre-tax basis and $14.2 million after-tax, or approximately ($0.41) per share. Also in the third quarter, NDCHealth recorded pretax charges for early extinguishment of debt of $1.4 million, or $0.9 million after-tax, or approximately ($0.03) per share.

At February 28, 2003, the Company’s cash balance was $112.1 million and for the nine month period then ended net cash provided by operating activities was $70.3 million.

Segment Results

For the Information Management segment, revenue grew by 5% to $41.0 million from $38.9 million in the third quarter of the prior year and EBITDA grew by 20% to

$12.1 million from $10.1 million. The revenue growth was attributable primarily to increases in the domestic subscription business and the Company’s German operations. This growth was partially offset by lower revenue from this segment’s less profitable consulting services.

For the Network Services and Systems segment, revenue grew by 35% to $68.0 million from $50.2 million in the third quarter of the prior year and EBITDA grew by 39% to $22.5 million from $16.2 million. Strong growth continues in network transactions, with third quarter total healthcare volume exceeding one billion transactions for the first time in the Company’s history.

Accomplishments and New Products

Chief Executive Officer Walter Hoff said, “We had many important accomplishments during the third quarter. In our Network Services and Systems segment, the organic revenue growth rate was more than 15%. Organic revenue does not include acquisition revenue from TechRx and Scriptline of approximately $10 million. The annualized run rate for total transaction volume on our network is now more than four billion transactions. And, we continue to have very strong cash flow and EBITDA growth.

“Further, to position the Company for future growth, we made great strides developing a very strong pipeline of new products, many of which have recently been released or are planned for release during the next several quarters. New products include Rx Safety Advisor, Pharmacy Aide, and new TechRx platforms for pharmacies, Medisoft Version 8 and electronic script services for physicians, ePremis for hospitals, messaging and payor analytical solutions for pharmaceutical manufacturers, and Global Trends and new retail products for international customers. We see growing demand for these products despite a weak economy because each addresses a significant issue in healthcare.

“During the third quarter a product delay in our physician business unit and HIPAA related system freezes among selected customers caused revenues to be lower than our expectation. In the physician unit, due to a delay in the introduction of Medisoft Version 8, our production operation was unable to commence shipping the new product until late in the third quarter and could not fulfill all of the record orders we had received.

Further, physician transaction revenue from MedUnite did not grow as planned. In other network markets, we noted that some customers had implemented policies to freeze their information system development to prepare for HIPAA privacy regulations that become effective in April, 2003. Consequently, the acceleration of revenue growth for the third quarter of fiscal 2003 did not materialize at expected levels.

Outlook

“We continue to be well positioned in each of the market segments that we serve and believe we will continue to increase our overall market share. Our business plan for fiscal 2003 assumed substantial acceleration of revenue growth in the second half of the year. Our outlook for the remainder of fiscal 2003, including estimates of revenue, earnings per share, cash flow and other metrics, is subject to the impact of geopolitical and economic events that may occur. Based on the current economic environment, third quarter results, and the timing and expense associated with new product introductions, we estimate that for the full fiscal year 2003, total Company revenue will grow 22% to 23% over the previous year and will be in the range of approximately $430-$435 million. We expect diluted earnings per share to be in the range of $1.34 to $1.39, excluding the impact of the loss on the Company’s investments including MedUnite of $0.41 per share and excluding the total charges related to early extinguishment of debt of approximately $0.04 per share. Including these charges, we expect diluted earnings per share to be in the range of $0.89 to $0.94 per share and that net cash provided by operating activities will be in the range of $85-$90 million for the full fiscal year 2003.”

During the second quarter, NDCHealth completed debt financings that caused interest expense to be significantly higher in the third quarter and for future periods. For consistency in comparison, EBITDA is used to measure the results from operations excluding the impact of interest expense and other items. EBITDA computed using this definition is also a key measurement related to the Company’s debt covenants. As of February 28, 2003, NDCHealth is in compliance with its debt covenants.

(1) EBITDA is defined as income before equity in losses of affiliated companies, plus income taxes, interest expense, depreciation and amortization, and certain other non-cash losses on asset disposition, less minority interest in losses. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement and may not be comparable to EBITDA reported by other companies.

NDCHealth is a leading provider of health information services that add value to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This press release contains forward-looking statements concerning the Company’s future operations, performance and financial condition. Actual revenues, revenue growth, margins, and other results will be dependent upon all such factors and results subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These include product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, the ability to consummate and integrate acquisitions, the performance of investments, estimates of the valuation of these investments, economic and market conditions in the pharmaceutical manufacturing and retail pharmacy industries, ability to accelerate revenue growth during the remainder of fiscal 2003, and other risks detailed in the Company’s SEC filings, including its most recent Form 10-K. In addition, the Company is currently unable to assess the impact, if any, on its financial performance that may result from the economic effects of terrorist attacks or from military action in the Middle East. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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